Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-260042 on Form S-1 of our report dated May 25, 2021 (July 9, 2021 as to the effects of the immaterial restatement discussed in Note 15), relating to the financial statements of Udemy, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
San Francisco, California
October 26, 2021